Exhibit 23.2

Ernst & Young 18th Floor Two International Finance Centre 8 Finance Street, Central Hong Kong Tel: +852 2846 9888 Fax: +852 2868 4432 www.ey.com	+852 2846 9888 +852 2868 4432
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement on Post-effective Amendment No. 6 to Form F-1 No. 333-153796 of Asia Pacific Wire & Cable Corporation Limited of our report dated May 14, 2010, with respect to the consolidated financial statements of Asia Pacific Wire & Cable Corporation Limited and subsidiaries, included in the Annual Report (Form 20-F) for the year ended December 31, 2009, filed with the Securities and Exchange Commission. We also consent to reference to our firm under the caption “Experts” in such registration statement.

Hong Kong SAR
30 September, 2010
A member firm of Ernst & Young Global Limited